Exhibit 10 (a)
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

	THIS FIRST AMENDMENT (this "Amendment") to the Employment Agreement by and between SCHERING-PLOUGH CORPORATION, a New Jersey corporation (the "Company"), and [name] (the "Executive") dated as of [date] (the "Employment Agreement"), is made and entered into as of this 28th day of September, 1999.

	WHEREAS, the Company and the Executive wish to amend the Employment Agreement as set forth below;

	NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

	1.	There is added to, and made a part of, the Employment Agreement a new subparagraph (a)(iv) of Section 6 reading in its entirety as follows:

(iv)	Notwithstanding anything to the contrary in any employee pension benefit plan or any supplemental or excess employee pension benefit plan of the Company (including without limitation the Retirement Plan, the SERP, the Company's Retirement Benefits Equalization Plan (the "BEP") or any successor or replacement plan thereto), all benefits payable to the Executive under any supplemental or excess employee pension benefit plan of the Company (including without limitation the SERP, the BEP or any successor or replacement plan thereto) following a Change of Control (as defined therein) if, on the Date of Termination, the Executive is then age 50 or over shall not be reduced by any "reduction factors" or similar formulae or otherwise because such benefits are payable prior to a specified age or because the Executive has not yet reached a specified age (including, without limitation, the Executive's earliest or normal retirement age under the terms of the relevant plan).

	2.	There is added to, and made a part of, the Employment Agreement a new subparagraph (a)(v) of Section 6 reading in its entirety as follows:

(v)	In addition to the benefits provided in subparagraph (a)(ii) of this
Section 6, if the Executive is age 45 or over on the Date of Termination, the Executive shall, upon attainment of age 55 and upon termination of the three year period after the Executive's Date of Termination, become eligible for all benefits under medical plans, practices, policies and programs made available immediately prior to the Date of Termination (or, if greater, immediately prior to the Effective Date) to retired peer executives of the Company (including without limitation any supplemental coverage under the Executive Medical Benefits
Plan) as if the Executive had at the Date of Termination satisfied the age and service conditions for coverage under the applicable provisions of such plans,

practices, policies and programs. If the Company is unable to provide the Executive with coverage under such plans, practices, policies and programs, the Company shall provide the Executive with separate comparable coverage but in no event less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for retirees immediately prior to the Effective Date.

3.	Except as provided above, the Employment Agreement shall continue in effect without alteration as in effect on the date hereof. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof and thereof.

	IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its
Board of Directors, the Company have caused this Amendment to be executed as of the day and year first above written.



							_______________________
							[Executive]



							SCHERING-PLOUGH CORPORATION


							_______________________
							Richard Jay Kogan
							Chairman of the Board and
							Chief Executive Officer






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